                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                SCHEDULE 13G/A
                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)


                             QUALSTAR CORPORATION
                               (Name of Issuer)

                          COMMON STOCK, no par value
                        (Title of Class of Securities)


                                  74758R 10 9
                                (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [_]  Rule 13d-1(b)
               [_]  Rule 13d-1(c)
               [x]  Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).
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                                 SCHEDULE 13G

-----------------------                               ------------------------
 CUSIP No. 74758R 10 9                                 Page 2 of 5 Pages
-----------------------                               ------------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS/
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      William J. Gervais
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (SEE INSTRUCTIONS)
 2.                                                             (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          2,957,850
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          2,957,850
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      2,957,850
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (See Instructions)                                            [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      23.5% (based on shares outstanding on December 31, 2001)
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12.
      IN
------------------------------------------------------------------------------

Item 1

     (a) Name of Issuer: Qualstar Corporation
         --------------

     (b) Address of Issuer's Principal Executive Offices:
         -----------------------------------------------

               3990-B Heritage Oak Court
               Simi Valley, California 93063

Item 2

     (a) Name of Person Filing: William J. Gervais
         ---------------------

     (b) Address of Principal Business Office:
         ------------------------------------

               3990-B Heritage Oak Court
               Simi Valley, California 93063

     (c) Citizenship: United States of America
         -----------

     (d) Title of Class of Securities: Common Stock, no par value
         ----------------------------

     (e) CUSIP Number: 74758R 10 9
         ------------

Item 3.

     If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) [_]  Broker or dealer registered under section 15 of the Act;

     (b) [_]  Bank as defined in section 3(a)(6) of the Act;

     (c) [_]  Insurance company as defined in section 3(a)(19) of the Act;

     (d) [_] Investment company registered under section 8 of the Investment Company Act;

     (e) [_] Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940;

     (f) [_] Employee Benefit Plan, Pension Plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

     (g) [_] Parent Holding Company, in accordance with Rule 13d-1(b)(1)(ii)(G) (Note, See Item 7);

     (h) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

     If this statement is filed pursuant to 13d-1(c), check this box. [_]

Item 4. Ownership.

     (a)  Amount beneficially owned: 2,957,850 shares of Common Stock

     (b)  Percent of class: 23.5% (based on shares outstanding on December 31,
          2001)

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:                 2,957,850

          (ii)  Shared power to vote or to direct the vote:                       0

          (iii) Sole power to dispose or to direct the disposition of:    2,957,850

          (iv)  Shared power to dispose or to direct the disposition of:          0

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

Item 6.  Ownership of More Than 5% on Behalf of Another Person.

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.

Item 9.  Notice of Dissolution of a Group

         Not Applicable.

Item 10. Certification

         Not Applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  January 23, 2002                 /s/ William J. Gervais
                                        ---------------------
                                        Name:  William J. Gervais